        ACKNOWLEDGMENT AND AGREEMENT

Date: February 25, 2020

Air T, Inc., a Delaware corporation (the “Subordinated Creditor”) has subordinated the payment of the “Junior Liabilities” described in that certain Subordination Agreement, dated as of April 3, 2019 (the “Subordination Agreement”), executed by the Subordinated Creditor in favor of MINNESOTA BANK & TRUST(the “Bank”), to the payment of the “Senior Liabilities” described therein, which Senior Liabilities include, without limitation, all Obligations of Airco 1, LLC, a Minnesota limited liability company (“Borrower”), to the Bank under that certain Loan Agreement dated as of April 3, 2019 (as amended to date, the “Original Agreement;” capitalized terms not otherwise defined herein being used herein as defined in the Original Agreement, as amended by the “Amendment” hereinafter described).

The Subordinated Creditor hereby acknowledges receipt of and consents to the Borrower’s execution and delivery of that certain Amendment No. 1 to Loan Agreement (the “Amendment”) to the Original Agreement, to be dated on or about February 25, 2020.

The Subordinated Creditor acknowledges and agrees that the Amendment shall in no way impair or limit the rights of the Bank under the Subordination Agreement. The Subordinated Creditor ratifies and confirms that by the Subordination Agreement, the Subordinated Creditor continues to subordinate the payment of the Junior Liabilities to the payment of the Senior Liabilities, including, without limitation, all Loans now or hereafter made by the Bank under the Original Agreement as amended by the Amendment.

The Subordinated Creditor agrees that each reference to “Original Agreement,” “Loan Agreement,” “therein,” “thereof,” “thereby” or words of similar effect referring to the Original Agreement in the Subordination Agreement shall mean and be a reference to the Loan Agreement as amended by the Amendment.

The Subordinated Creditor hereby: (a) represents and warrants to the Bank that: (i) the outstanding principal balance of the Borrower’s Indebtedness to the Subordinated Creditor on the date hereof is $620,033.94; and (ii) no events have taken place and no circumstances exist at the date hereof which would give the Subordinated Creditor the right to assert a defense, offset or counterclaim to any claim by the Bank for payment of the obligations now or hereafter arising under the Subordination Agreement or any other Loan Document to which the Subordinated Creditor is a party; and (b) releases and forever discharges the Bank and its successors, assigns, directors, officers, agents, employees and participants from any and all actions, causes of action, suits, proceedings, debts, sums of money, covenants, contracts, controversies, claims and demands, at law or in equity, which the Subordinated Creditor ever had or now has against the Bank or its successors, assigns, directors, officers, agents, employees or participants by virtue of their relationship to the Borrower or the Subordinated Creditor in connection with the Loan Documents and the transactions related thereto.

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Nothing in this Acknowledgment requires or shall be deemed to require the Bank to obtain the consent of the Subordinated Creditor to any future amendment, modification or waiver to the Original Agreement or any other Loan Document.

The undersigned has executed this Acknowledgment to be effective as of the date first set forth above.
AIR T, INC., a Delaware corporation

By: ________________________________
Name: ________________________________
Its: ________________________________

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